UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 24 , 2004

LIBERTY STAR GOLD CORP.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation)

000-50071
(Commission File Number)

27-0019071
(IRS Employer Identification No.)

2766 N. Country Club Road, Tucson, Arizona 85716
(Address of principal executive offices and Zip Code)

Registrant's telephone number, including area code 520-721-1375

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 8.01             Other Events

On December 24, 2004 Liberty Star Gold Corp. announced receipt of assay results on the White Sox initial drilling program. White Sox lies about 9 miles north east of the massive Northern Dynasty Pebble Project (TSX.V: NDM; OTCBB: NDMLF) in Southwestern Alaska.

White Sox, (see last NR) was the target of a 4-hole diamond drill program taking place between October 21 & October 31, 2004; 1,329 feet (405 meters) of diamond core was drilled. Altered and mineralized sedimentary rocks cut by porphyry dikes and quartz veins were intersected. Copper and molybdenum sulphides were visible in some intervals of the core. The alteration, mineralization and intrusive dikes are of the same type as the Pebble deposit approximately 9 miles to the southeast.

Assay values from the split core have been returned from ALS Chemex, a Certified Assay Laboratory in Vancouver, B.C. Canada. The core samples were analysed for forty-eight elements including gold, copper, molybdenum (moly) and silver. Most values were in the low range but these widely spaced holes, approximately 0.6 miles (about 0.95 km) apart, were intended to be a preliminary test of widely spaced IP geophysics and geochemical samples related to magnetic anomalies. The holes have served their purpose in that holes BC 1 and BC 4 intercepted strong sulphides but low to nil copper and moly values while holes BC 2 and 3 which lie between but to the east of BC- 1 & 4 have significantly anomalous values of copper, moly, lead and silver showing higher values in the drill holes in the same interval, related to mineralized fractures, veinlets and dikes. This is characteristic of porphyry deposits where metals are zoned in a bull’s eye fashion with a high moly center, surrounded by copper that is in turn surrounded by lead, then silver and zinc. There are also alteration mineral zones that correspond roughly to the metal zones. This zoning pattern was first understood and described by Dr. John Guilbert (with J David Lowell) as the “Porphyry Copper Model” for which, among other accomplishments, he was awarded the Penrose and Jackling Gold Medals – mining’s highest awards. Dr Guilbert is on the board of directors of Liberty Star Gold Corp. These combinations of metals in the various holes describe patterns that suggest we are on the edge of a porphyry copper-gold-moly-silver center, which lies to the east of the current drill holes. Additional geochem sampling and IP ground electrical survey lines will be concentrated to the east, where the center is thought to be located. The IP lines will be extended to define the other side of the pyrite halo which is thought to surround the mineral center and which holes BC 1 and 4 appear to have intersected the west side of.

In summary, all holes intercepted measurable but low grade gold ranging from 0.5 ppb (parts per billion) to a high of 44 ppb in BC-1; copper ranged from 48 ppm to 564 ppm (or about 0.06%) in drill hole BC- 3; moly ranged from 0.38 ppm in BC-1 to 289 ppm (about 0.03% or higher than the Pebble average grade of moly) in BC-3. Drill hole BC-3 (closer to the mineral center) had 456 ppm (about 0.05%) copper over 8.1 meters between 70.82 and 78.94 meters, and 564 ppm (about 0.06%) copper over 3 meters at a depth of 42 meters.

It is concluded that holes BC 1 and 4 are in the low copper-moly pyrite halo and holes BC-2 and 3 are in the propylitic –phyllic alteration boundary and outer metal halo and closer to the porphyry center.

Coupled with aeromag, IP, and geochemical data, the information from these 4 widely spaced holes is very encouraging. It shows characteristics of the outer portions of a porphyry system and points toward the porphyry center that appears to lie to the east of drill hole BC-3.

Item 9.01             Financial Statements and Exhibits

(c) EXHIBITS

99.1	News Release dated December 24, 2004.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIBERTY STAR GOLD CORP.

Date: December 29, 2004	By:	/s/ Gary Musil

Gary Musil, Secretary